www.genpt.com

News Release

December 7, 2022

FOR IMMEDIATE RELEASE

Genuine Parts Company Announces Officer Changes

Will Stengel Appointed to Expanded Role as President and Chief Operating Officer
Chris Galla Appointed Senior Vice President and General Counsel

ATLANTA – Genuine Parts Company (NYSE: GPC) announced today that its board of directors has appointed William P. Stengel to the position of president and chief operating officer and Christopher T. Galla to the position of senior vice president and general counsel, effective January 1, 2023.

Mr. Stengel joined the company in 2019 as executive vice president and chief transformation officer with nearly two decades of significant leadership and professional experience. In 2021, he was promoted to serve as only the eighth president in the company’s 93-year history. In his expanded role, he will continue to partner with business units and field support teams to execute the GPC strategy, as well as manage the company’s day-to-day operations. Mr. Stengel will continue to report to Paul Donahue, chairman and chief executive officer.

“Will has been actively involved in all aspects of the organization as president over the past two years,” said Mr. Donahue. “He has played a leadership role in defining the GPC strategic vision, prioritizing enterprise initiatives and delivering outstanding performance. We look forward to Will’s continued contributions as president and COO.”

Mr. Galla has been with the company for nearly 18 years, and he was most recently vice president and general counsel, responsible for the company’s legal function. In his new role, he will continue overseeing all legal matters for the company and take on expanded responsibilities across governance, environmental and compliance matters. As a member of the executive leadership team, Mr. Galla will also report directly to Mr. Donahue.

“Chris’ deep expertise across all legal matters at GPC has been invaluable, and I am pleased to formally welcome him to the executive leadership team,” continued Mr. Donahue. “He is a trusted leader and well-qualified for his new responsibilities. We look forward to his future contributions to the company.”

About Genuine Parts Company
Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive and industrial replacement parts. The company's Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal. The company's

Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, the company serves its global customers from an extensive network of more than 10,000 locations in 17 countries and has approximately 53,000 employees. Further information is available at www.genpt.com.

Investor contact:	Media contact:
Sid Jones 678.934.5628	Heather Ross 678.934.5220
Senior Vice President, Investor Relations	Senior Director, Strategic Communications

Source: Genuine Parts Company